Checkpoint Systems, Inc. Announces Third Quarter 2009 Results Page

News Release

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
(856) 251-2153

CHECKPOINT SYSTEMS, INC. ANNOUNCES
THIRD QUARTER 2009 RESULTS

Sequential Quarter Improvement
Continues in Key Financial Metrics

Thorofare, New Jersey, November 4, 2009 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the third quarter ended September 27, 2009.

Net revenues for the third quarter of 2009 were $194.1 million compared to net revenues for the third quarter of 2008 of $234.0 million.  Net earnings attributable to Checkpoint Systems, Inc. for the third quarter of 2009 were $2.6 million, or $0.07 per diluted share, compared to net earnings attributable to Checkpoint Systems, Inc. for the third quarter of 2008 of $12.8 million, or $0.32 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the third quarter of 2009 excluding restructuring expense and the impact of a change in valuation allowances were $6.4 million, or $0.16 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the third quarter of 2008 were $12.6 million, or $0.32 per diluted share.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

“Our third quarter continued to deliver improving results. We achieved sequential quarter improvement in key financial metrics: net revenues, gross margin, and operating margin. We continued to narrow the gap in key financial comparisons to comparable prior year quarters; and our global cost-reduction initiatives provided the significant savings we had expected since their implementation.  As we progress through the fourth quarter, we are confident that the actions taken this year will lead to a traditionally strong year-end quarter,” said Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems.

Mr. van der Merwe concluded, “Since the beginning of the year we remained unwavering in our focus to manage the business for the future, despite a very challenging retail environment.  We steadily moved forward on our stated strategy to seize opportunities we see in the converging fields of shrink management, merchandise tracking and visibility, and apparel labeling.  The key business initiatives put in place to realize that strategy, coupled with the acquisitions we made in the last two years, have provided a pathway for achieving our stated long-term financial goals in an economy that continues to improve.”

Selected analysis and discussion for the third quarter of 2009:

•
Net revenues decreased 17.1% due to an organic decline of 15.7% primarily attributable to global softness in demand in the Shrink Management Solutions segment, particularly in EAS systems and CheckView™ store monitoring solutions.  Foreign currency effects resulted in a 3.1% net revenues decline driven principally by the strengthened dollar versus the euro.  Acquisition growth was 1.7%.

•
Gross profit margin was 43.6% compared to 41.7% for the third quarter of 2008.  The increase was primarily due to higher margins in the Shrink Management Solutions segment, notably in EAS labels, and in the Apparel Labeling Solutions segment.

•
GAAP operating income was $13.4 million compared to $18.1 million in operating income for the third quarter of 2008.  Non-GAAP operating income was $13.6 million, or 7.0% of net revenues.  Non-GAAP operating income for the third quarter of 2008 was $18.5 million, or 7.9% of net revenues.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Restructuring expense was $0.2 million arising from general and administrative cost reductions.  In addition, the Company continues to implement the previously announced manufacturing and supply chain restructuring program and expects annualized cost savings of approximately $6.0 million when the program is complete in 2010.

•
Effective tax rate was 77.6% compared to 19.0% for the third quarter of 2008.  The current year was impacted due to the recognition of valuation allowances on deferred tax assets in Japan and Italy.  Excluding the impact of the valuation allowances, the effective tax rate for the third quarter of 2009 was 46.2%.

•
Cash flow provided by operating activities was $22.5 million compared to $7.8 million for the third quarter of 2008.  Cash flow provided by operating activities for the nine month period ended September 27, 2009 was $54.2 million compared to $27.0 million for the comparable period in 2008.

•
At September 27, 2009, cash and cash equivalents were $114.8 million compared to $132.2 million at December 28, 2008, and total debt was $127.8 million compared to $145.3 million at December 28, 2008.  Capital expenditures were $4.1 million for the third quarter of 2009.

Outlook for 2009

Based on an assessment of current market conditions, Checkpoint Systems is providing guidance for 2009.  This guidance does not include the impact of unusual charges, such as additional restructuring expense, that the Company may incur during the year, and assumes a continuation of current exchange rates.

•	Net revenues are expected to be in the range of $765 million to $780 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.70 to $0.80.

•	Non-GAAP operating income margin is expected to be in the range of 5.3% to 6%.

•	An annualized tax rate of approximately 23%, which is impacted by the anticipated release of tax reserves in the fourth quarter.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $50 million to $55 million.

Checkpoint Systems will host a conference call today, November 4, 2009, at 11:00 AM Eastern Time, to discuss its third quarter 2009 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the webcast at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions.  Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence.  Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.

Checkpoint Systems, Inc. Announces Third Quarter 2009 Results Page

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include: our ability to integrate our acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(Thousands except per share amounts)
(unaudited)

	Quarter (13 weeks) Ended		Nine Months (39 weeks) Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008

Net revenues	$ 194,078	$ 233,995	$ 534,941	$ 679,815
Cost of revenues	109,404	136,364	306,046	397,764

Gross profit	84,674	97,631	228,895	282,051

Selling, general, and administrative expenses	66,210	73,865	189,724	223,695
Research and development	4,874	5,297	14,811	16,267
Restructuring expense	153	848	1,212	4,848
Litigation settlement	−	467	1,300	467
Other operating income	−	968	−	968

Operating income	13,437	18,122	21,848	37,742

Interest income	419	677	1,340	1,975
Interest expense	1,878	1,522	5,063	4,008
Other gain (loss), net	(523)	(1,512)	296	(2,118)

Earnings from operations before income taxes	11,455	15,765	18,421	33,591

Income taxes	8,884	2,999	11,190	1,778

Net earnings	2,571	12,766	7,231	31,813
Less: (Loss) attributable to noncontrolling interests	(68)	(10)	(332)	(117)

Net earnings attributable to Checkpoint Systems, Inc.	$ 2,639	$ 12,776	$ 7,563	$ 31,930

Net earnings attributable to Checkpoint Systems, Inc., per Common Shares:

Basic earnings per share	$ .07	$ .33	$ .19	$ .81

Diluted earnings per share	$ .07	$ .32	$ .19	$ .79

Checkpoint Systems, Inc. Announces Third Quarter 2009 Results Page

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(Thousands)

	September 27, 2009	December 28, 2008
(unaudited)

Cash and Cash Equivalents	$ 114,792	$ 132,222
Working Capital	$ 240,364	$ 282,752
Current Assets	$ 443,660	$ 494,310
Total Debt	$ 127,763	$ 145,286
Total Equity	$ 532,270	$ 505,238
Total Assets	$ 979,478	$ 985,716

Checkpoint Systems, Inc. Announces Third Quarter 2009 Results Page

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Thousands)
(unaudited)

	Quarter (13 weeks) Ended		Nine Months (39 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income:	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008

Net revenues	$ 194,078	$ 233,995	$ 534,941	$ 679,815

GAAP operating income	13,437	18,122	21,848	37,742

Non-GAAP adjustments:

Restructuring expense	153	848	1,212	4,848

Litigation settlement	−	467	1,300	467

Other operating income	−	(968)	−	(968)

Deferred compensation expense adjustment	−	−	−	1,381

Adjusted Non-GAAP operating income	$ 13,590	$ 18,469	$ 24,360	$ 43,470

GAAP operating margin	6.9%	7.7%	4.1%	5.6%
Adjusted Non-GAAP operating margin	7.0%	7.9%	4.6%	6.4%

Checkpoint Systems, Inc. Announces Third Quarter 2009 Results Page

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(Thousands except per share amounts)
(unaudited)

	Quarter (13 weeks) Ended		Nine Months (39 weeks) Ended
Reconciliation of GAAP to Non-GAAP Earnings attributable to Checkpoint Systems, Inc.:	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008

Earnings attributable to Checkpoint Systems, Inc., as reported	$ 2,639	$ 12,776	$ 7,563	$ 31,930

Non-GAAP adjustments:

Restructuring expense, net of tax	159	486	900	3,271

Litigation settlement, net of tax	−	292	801	292

Other operating income, net of tax	−	(954)	−	(954)

Deferred compensation expense adjustment, net of tax	−	−	−	849

Valuation allowance adjustment	3,595	−	3,595	(4,812)

Adjusted net earnings attributable to Checkpoint Systems, Inc.	$ 6,393	$ 12,600	$ 12,859	$ 30,576

Reported diluted shares	39,753	39,383	39,489	40,204

Adjusted diluted shares	39,753	39,383	39,489	40,204

Reported net earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.07	$ 0.32	$ 0.19	$ 0.79

Adjusted net earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.16	$ 0.32	$ 0.33	$ 0.76

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